Exhibit 5.1
+1 202 663 6000 (t)
+1 202 663 6363 (f)
wilmerhale.com
October 6, 2020
Danaher Corporation
2200 Pennsylvania Avenue NW, Suite 800W
Washington, DC 20037-1701
Re:       2.600% Senior Notes due 2050
Ladies and Gentlemen:
We have acted as counsel for Danaher Corporation, a Delaware corporation (the “Company”), in connection with the issue and sale by the Company of $1,000,000,000 aggregate principal amount of its 2.600% Senior Notes due 2050 (the “Notes”) pursuant to an underwriting agreement dated as of September 29, 2020 (the “Underwriting Agreement”) among the Company and the underwriters named therein. The Notes will be issued pursuant to that certain indenture (the “Initial Base Indenture”) dated December 11, 2007, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (as successor to The Bank of New York Trust Company, N.A.) (the “Trustee”), as amended by that certain second supplemental indenture (the “Second Supplemental Indenture”), dated as of July 1, 2019, between the Company and the Trustee, as amended by that certain third supplemental indenture (the “Third Supplemental Indenture”), dated as of March 30, 2020, between the Company and the Trustee (the Initial Base Indenture, as so amended by the Second Supplemental Indenture and the Third Supplemental Indenture collectively, the “Base Indenture”) and that certain fourth supplemental indenture (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), dated as of October 6, 2020 between the Company and the Trustee.
The Company filed with the Securities and Exchange Commission (the “Commission”) (i) a Registration Statement on Form S-3 (File No. 333-224149) under the Securities Act of 1933, as amended (the “Securities Act”), on April 5, 2018, and (ii) a Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-224149) under the Securities Act, on July 10, 2019 (as so amended, the “Registration Statement”), including the prospectus dated July 9, 2019 (the “Base Prospectus”). The Company filed the Base Prospectus, as supplemented by the preliminary prospectus supplement dated September 29, 2020 (the “Preliminary Prospectus Supplement”), on September 29, 2020, and the final prospectus supplement dated September 29, 2020 (the “Prospectus Supplement”) on October 1, 2020.
We have examined the Indenture, the Notes, the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement, and we have examined and relied upon corporate or other proceedings of the Company regarding the authorization, execution and delivery of the Indenture, the Underwriting Agreement and the issuance of the Notes, the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement. We have also examined and relied upon

Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue NW, Washington, DC 20006
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Danaher Corporation
October 6, 2020

originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.
In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records of the Company provided to us by the Company.
In rendering the opinions set forth below, we have assumed (i) the due execution and delivery, pursuant to due authorization, of the Indenture by the Trustee; (ii) that the Trustee has all requisite power and authority to perform its obligations under the Indenture; and (iii) the Indenture will be a valid and binding obligation of the Trustee. We have also assumed that at the time of the issuance and sale of the Notes, the Board of Directors of the Company (or any committee of such Board of Directors or any person acting pursuant to authority properly delegated to such person by the Board of Directors of the Company or any committee of such Board of Directors) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Securities.
We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, and (iii) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture or the Securities, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.
On the basis of, and subject to the foregoing, we are of the opinion that when the Notes have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Underwriting Agreement duly

Danaher Corporation
October 6, 2020

approved by the Company, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
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Danaher Corporation
October 6, 2020

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner